Exhibit 5.3

J. Patrick Loofbourrow

T: 1 (619) 840-4824

loof@cooley.com

December 10, 2025

Structure Therapeutics Inc.

601 Gateway Blvd., Suite 900

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as U.S. counsel to Structure Therapeutics Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the offering by the Company of (i) up to 11,500,000 American Depositary Shares (the “ADSs”), each representing three ordinary shares, par value $0.0001 per share, of the Company, including up to 1,500,000 ADSs that may be sold pursuant to the exercise of an option to purchase additional ADSs; or (ii) in lieu of up to 1,538,462 of such ADSs, pre-funded warrants (the “Warrants”) to purchase ADSs, all pursuant to a Registration Statement on Form S-3 (File No. 333-289326) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the ADSs and Warrants filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of the Warrant filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of the Cayman Islands and that our opinion is limited to laws identified in the first sentence of this paragraph. We have assumed all matters determinable under the laws of the Cayman Islands, including the valid existence of the Company, the corporate power of the Company to execute, deliver and perform its obligations under the Warrants and the due authorization of the Warrants by the Company, and that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would affect our conclusions with respect thereto.

Cooley LLP   10265 Science Center Drive    San Diego, CA   92121-1117
t: (858) 550-6000   f: (858) 550-6420  cooley.com

Structure Therapeutics Inc.

Page Two

With regard to our opinion concerning the Warrants constituting binding obligations of the Company:

(i)            Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)            Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)           We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations (j) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable or (k) specifies a party’s waiver of any breach or any provision is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the relevant agreement.

(iv)            We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will be binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Patrick Loofbourrow
Patrick Loofbourrow

Cooley LLP   10265 Science Center Drive    San Diego, CA   92121-1117
t: (858) 550-6000   f: (858) 550-6420  cooley.com